Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-144742, 333-136072, 333-118610, 333-107466, 333-66676, 333-51656, and 333-48026) pertaining to various stock incentive and option plans and in Registration Statements on Form S-3 (Nos. 333-133018, 333-119431, 333-112759, and 333-104305) pertaining to various stock offerings of TeleCommunication Systems, Inc. of our reports dated February 29, 2008, with respect to the consolidated financial statements and schedule of Telecommunication Systems, Inc. and the effectiveness of internal control over financial reporting of Telecommunication Systems, Inc. included in this Annual Report (Form 10-K) of TeleCommunication Systems, Inc. for the year ended December 31, 2007.
/s/ Ernst & Young LLP
Baltimore, Maryland
February 29, 2008